UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2007

Power Integrations, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-23441	94-3065014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices)

(408) 414-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 1, 2007, Power Integrations, Inc. (“Power Integrations”) sent a memorandum from Rafael Torres, the Chief Financial Officer of Power Integrations, to Power Integrations employees regarding a proposed tender offer (the “Preliminary Communication”) pursuant to which Power Integrations would offer to amend, at the election of the applicable current employee-option holder, specified portions of certain stock options granted under certain Power Integrations stock option plans (the “Affected Options”). Affected Options that are amended in connection with the proposed tender offer will generally have the same material terms and conditions as they did prior to the amendment, including the same exercise and vesting schedule and expiration date, except that amended options will have a new exercise price. The Preliminary Communication does not constitute an offer to Power Integrations option-holders to amend their Affected Options. The memorandum is filed as Exhibit 99.1 hereto.

Tender offer statement

This Current Report on Form 8-K is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which would be mailed to optionholders promptly following commencement of the offer. Optionholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Optionholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by Power Integrations with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, optionholders also may obtain a copy of these documents, free of charge, from Power Integrations’ information agent to be appointed in connection with the offer.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Memorandum to Power Integrations Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

By:	/s/ Rafael Torres
Name:	Rafael Torres
Title:	Chief Financial Officer

Dated: August 1, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Memorandum to Power Integrations Employees